EXHIBIT 10. b

                Second Amended and Restated Employment Agreement

                      Between PHAZAR CORP and Garland Asher

                          Effective September 10, 2009


1.  Position: Garland  Asher  ("Asher")  will serve and perform work as Chairman
    of  the  Board  of  Directors,   President,   and  Chief  Executive  Officer
    ("Services") for PHAZAR CORP (the "Company").

2.  Start Date:  Effective September 9, 2008

3. Base Compensation: $200,000 per year, payable bi-weekly as an employee of Antenna Products Corporation, effective September 1, 2009.

4.  Incentive Compensation: Company   standard   profit  sharing   contributions
    to  the  401(k)   retirement  plan and participation in the PHAZAR CORP 2006
    Incentive Stock Option Plan.

5. Stock Options: The Company shall award Mr. Asher 30,000 stock options to be 100% vested as of the date of Board approval, September 10, 2009 at the market price on the approval date, of $3.21 per share. The option must be exercised within five (5) years of vesting or it expires and:

    The Company shall award Mr. Asher 130,000 shares of PHAZAR CORP stock at the closing price on the start date of his employment, September 9, 2008, to be vested on the following schedule:

                  May 31, 2010              30,000 shares
                  May 31, 2011              25,000 shares
                  May 31, 2012              25,000 shares
                  May 31, 2013              25,000 shares
                  May 31, 2014              25,000 shares

    Vesting is contingent upon the Company reaching annual sales levels while maintaining designated pre-tax profit requirements as determined by a Performance Plan for Garland Asher adopted by the Board of Directors on January 14, 2009. Said Performance Plan may be amended by the Board in its discretion with the written consent of Garland Asher.

    a. Death or incapacity: In the event of death or incapacity, any options which would have been vested in the fiscal year in which death or incapacity occurs will be vested at that fiscal year end (May 31).

    b. Severance: In the event of severance, Asher must exercise any outstanding options within ninety (90) days of severance. If Asher is terminated not-for-Cause and not related to change of control, you will receive accelerated vesting of your options due within the next year. "Cause" for termination of your employment shall exist if Asher willfully fails to substantially perform your duties and responsibilities to the Company, commit any act of fraud, embezzlement, dishonesty or other willful


                               EXHIBIT 10. b - 1
       misconduct that causes or would likely cause material injury to the Company, use or disclose without authorization any proprietary information or trade secrets of the Company (or other parties to whom you owe an obligation of confidentiality as a result of your relationship with the Company), or willfully breach your obligations under any agreement with the Company. "Cause" is also not defined as your willfully separating from the Company.

6.  At-will  employment:   Notwithstanding  the  Company's  obligation,  Asher's
    employment with the Company will be on an "at-will" basis, meaning that either Asher or the Company may terminate your employment at any time for any reason or no reason without further obligation or liability.

7.  Indemnification:   Asher  will  be  covered by the  directors  and  officers
    insurance  which the  Company  has on all present directors and officers.

8. Governing Law: This Agreement is governed by Texas law without regard to conflicts of laws.

9. Work for Hire Provisions: Asher acknowledges and understands that as Company CEO he will be directly and indirectly supervising and participating in the Company's research and development efforts. Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively, the "Work Product") developed in whole or in part by Asher or under the management or direction of Asher in connection with the Services shall be the exclusive property of the Company. Upon request, Asher shall sign all documents necessary to confirm or perfect the exclusive ownership of Client to the Work Product. Asher shall also treat the Work Product as confidential unless the Company determines to publish the Work Product. The provisions of this section are enforceable by specific performance and any other available remedy.

10. Replacement of Previous Employment Agreements: This Agreement replaces and supersedes any and all previous employment agreements whether written or oral. All parties acknowledge that the previous agreement included a stock option grant consistent with the terms referenced in Section 5 of this Agreement, and that the referenced stock option grant is not a new stock option grant.


PHAZAR CORP


By:   /s/JAMES KENNEY
      ----------------------------------------------------------------------
         James Kenney
         Chairman, Executive Committee


Accepted this September 10, 2009

      /s/GARLAND ASHER
      ----------------------------------------------------------------------
      Garland Asher
      Chief Executive Officer


                               EXHIBIT 10. b - 2